Exhibit 10.26

                                                                         Summary
                                                                         -------


Guaranty Contract of Maximum Amount Entered Between Shenzhen Tongli Hitech Co. ("Shenzhen Tongli")and Agricultural Bank on July 29th, 2005.

Main Contents
>>   Contract number: (Shenzhen Longgang) Nongyin Gaobaozi 81901200500000210;
>> As guarantor, Shenzhen Tongli undertakes to assume joint and several liabilities for the Company's indebtedness towards Agricultural Bank under Loan Agreement from July 29th, 2005 to January 29th, 2006 and maximum amount secured is RMB50 million.
>> Secured items include the loan principal, interest, penalty interest, breach of contract compensation and all the expenses incurred for Agricultural Bank to realize its creditor's right under Loan Agreement;
>>   Guaranty period:
     |X| Two years from the expiry date that the Company should fulfill its obligations in accordance with Loan Agreement;
     |X| For discounted commercial drafts, the term is two years from the expiry date of the discounted commercial drafts;
     |X| If term of Loan Agreement is extended, guaranty period shall be two years from the expiry date for the Company to fulfill its obligations according to the extended agreement;
     |X| If due to the provisions of relevant PRC law or regulations or any agreement reached under Loan Agreement, any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

Terms that have been omitted: commitment of the guarantor; dispute settlement; miscellaneous; effectiveness; validity; and attention.